UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary proxy statement.
☐    Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials.
☐    Soliciting Material Pursuant to § 240.14a-12.

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒    No fee required.

☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

April 11, 2024
Dear Stockholder:

We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to be conducted online on Thursday, May 23, 2024, commencing at 1:00 p.m. Central Time.

The meeting will be completely virtual. Hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world, reducing the carbon footprint associate with travel to the meeting. In addition to attendance via the Internet, stockholders have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote electronically during the open poll portion of the meeting, and listen to any live responses to stockholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/NOG2024. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K for the year ended December 31, 2023.

We hope you are able to attend the meeting.
Thank you.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2024

To the Stockholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), will be conducted online at www.virtualshareholdermeeting.com/NOG2024, on Thursday, May 23, 2024, at 1:00 p.m. Central Time (the “Annual Meeting”).  For purposes of attendance at the Annual Meeting, all references in this notice and the accompanying proxy statement to “attend,” “present in person” or “in person” shall mean virtually present at the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.    To elect eight directors to serve until the Annual Meeting of Stockholders in 2025;
2.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3.    To approve an amendment to our Restated Certificate of Incorporation, as amended (our “certificate of incorporation”), to increase the number of authorized shares of common stock, par value $0.001 per share (“common stock”), from 135,000,000 to 270,000,000; and
4.    To approve, on an advisory basis, the compensation paid to our named executive officers.
Only stockholders of record at the close of business on March 25, 2024 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting.  The following proxy materials and information are available for you to review online at www.noginc.com/investor-relations/financials/annual-reports: (i) our notice of annual meeting and proxy statement (which includes instructions on how to attend and vote your shares electronically during the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2023; and (iii) our form of proxy card.

Your vote is important.  You may vote your shares via the Internet both before and during the Annual Meeting, or by telephone or mail in advance.  Please refer to the section “Voting Instructions” for detailed voting instructions.  Whether or not you are able to attend the Annual Meeting virtually, we urge you to vote your shares in advance of the Annual Meeting as promptly as possible.

We look forward to you joining us during the Annual Meeting.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

Minnetonka, Minnesota
April 11, 2024

i

NORTHERN OIL AND GAS, INC.
4350 Baker Road ● Suite 400
Minnetonka, Minnesota 55343

PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2024
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors (our “Board of Directors” or our “Board”) in connection with the 2024 Annual Meeting of Stockholders of Northern Oil and Gas, Inc., a Delaware corporation (the “company,” “we,” “our” or “us”), that will be held online at www.virtualshareholdermeeting.com/NOG2024, on Thursday, May 23, 2024 at 1:00 p.m. Central Time (the “Annual Meeting”).

Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about April 11, 2024 to all stockholders of record at the close of business on March 25, 2024 (the “record date”). On the record date, there were 101,044,071 shares of our common stock outstanding and entitled to vote at the Annual Meeting, which were held by approximately 216 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The presence (including virtually) in person or by proxy of holders representing a majority of the shares entitled to vote is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum.

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 4 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, proposals 2 and 3 are considered to be “routine” under NYSE rules and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on proposals 2 and 3.

Abstentions will not be counted for voting purposes with respect to any of the proposals to be voted on. Broker non-votes will not be counted for voting purposes with respect to proposals 1 and 4.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Stockholders of Record.  If your shares are registered directly in your name with the company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent.  As a stockholder of record, you have the right to vote by proxy or to vote electronically during the Annual Meeting.

Voting by Proxy.  Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually, you will be able to vote during the meeting. In order to vote at the Annual Meeting, please refer to the specific instructions set forth on each notice of internet availability of proxy materials or proxy card you received. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.  Please vote all of the shares.

Revoking your Proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting.  There are several ways you can do this:

•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or
•by attending the Annual Meeting virtually and voting electronically.

If Your Shares are Held in “Street Name”

Beneficial Owners.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker how to vote.

Voting by Proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.

Voting During the Annual Meeting.  If you plan to attend the Annual Meeting virtually and vote electronically, then you must separately obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically during the meeting. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

Multiple Proxy Cards.  If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record.  Please vote all of the shares.

Revoking your Proxy.  If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures

By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof.  Shares represented by a proxy properly submitted prior to the Annual Meeting will be voted at the Annual Meeting in the manner specified on such proxy.  If you return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our Board of Directors on each proposal, including “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld, and “FOR” proposals 2, 3 and 4.

Tabulating the Vote

Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting.  All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

The company is making this solicitation and will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist us in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our Amended and Restated Bylaws (our “bylaws”) would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

During the 2023 fiscal year, our Board of Directors held seven meetings, our Audit Committee held four meetings, our Compensation Committee held two meetings and our Governance, Nominating and ESG Committee held one meeting. In addition to regularly scheduled meetings, each committee may hold special meetings from time to time, and take action by written consent in lieu of a meeting. For example, the Compensation Committee took action by written consent nine times during 2023. Each Board member attended at least 75% of the aggregate of the Board of Directors meetings held in 2023 and the Audit Committee, Compensation Committee, Governance, Nominating and ESG Committee meetings held in 2023 for which he or she was a committee member.

Board Committees

The Board of Directors has the following standing committees: Audit Committee; Compensation Committee; Governance, Nominating and ESG Committee; Executive Committee; and Acquisition Committee.  Each of the committees are comprised entirely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors and nominees.

Name	Audit Committee	Compensation Committee	Governance, Nominating and ESG Committee	Executive Committee	Acquisition Committee	Independent Directors
Bahram Akradi		✓	✓	✓*	✓	✓+
Lisa Bromiley	✓					✓
Roy Easley					✓	✓
Michael Frantz			✓	✓	✓	✓
William Kimble	✓*					✓
Jack King			✓			✓
Stuart Lasher	✓	✓*		✓	✓	✓
Jennifer Pomerantz		✓	✓*	✓	✓*	✓
___________________________

*	Denotes committee chairperson.
+	Mr. Akradi has served as Chairperson of the Board of Directors since January 2018.
We have adopted written charters for each of these committees.  Current copies of all committee charters appear on the governance section of our website at www.noginc.com and are available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The Audit Committee’s primary function is to assist our Board of Directors in its general oversight of our company’s corporate accounting, financial reporting, internal control, audit and cybersecurity functions.  The Audit Committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Mr. Kimble is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  Each of our current Audit Committee members and each member who served on the committee in 2023 is considered to be an “independent director” as defined in the NYSE Listed Company Manual.

To assist the Audit Committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our Audit Committee also has access to our Chief Legal Officer and has the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our Compensation Committee charter authorizes our Compensation Committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the Chief Executive Officer (“CEO”) and other key executives, as well as equity-based compensation awarded to any employee.  The Compensation Committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The Compensation Committee may also consult with our Audit Committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, including anyone who served as a member during 2023, is a former or current officer or employee of our company or is an executive officer of a company in which one of our company’s executive officers serves as a member of the board of directors or compensation committee of that company. None of our company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our company’s Board or Compensation Committee.

Governance, Nominating and ESG Committee

Our Governance, Nominating and ESG Committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the Governance, Nominating and ESG Committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the Governance, Nominating and ESG Committee deems relevant.  The Governance, Nominating and ESG Committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of gender, ethnicity, tenure, skills and experience are included as criteria that the Governance, Nominating and ESG Committee or any search firm it engages may deem relevant in its evaluation.

Our Governance, Nominating and ESG Committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our Board of Directors.  The Governance, Nominating and ESG Committee identifies and evaluates nominees through internal discussions with committee members, management and other Board members.  The Governance, Nominating and ESG Committee meets annually to review Board qualifications, assess whether our existing Board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our Board of Directors.

Pursuant to procedures adopted by our Governance, Nominating and ESG Committee, stockholders who wish to recommend individuals for consideration by our Governance, Nominating and ESG Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance, Nominating and ESG Committee, c/o Corporate Secretary, 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships.  The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance, Nominating and ESG Committee and to serve if elected by our Board of Directors or our stockholders, as applicable.  Alternatively, stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Our Governance, Nominating and ESG Committee charter provides that the Governance, Nominating and ESG Committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The Governance, Nominating and ESG Committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

ESG and Human Capital Management

The Governance, Nominating and ESG Committee is responsible for overseeing environmental, social and governance (“ESG”) and sustainability matters within the company, including oversight of climate-related risks and reviewing and monitoring the development and implementation of any goals we may establish from time to time with respect to ESG and sustainability matters and for providing guidance to the Board of Directors on such matters.

The Compensation Committee is responsible for assisting the Board in its oversight of human capital management, including corporate culture, diversity, recruiting, retention, succession and related matters.

Executive Committee

Our Executive Committee charter provides that the Executive Committee shall (i) exercise, subject to applicable provisions of law, all the powers of our Board of Directors in the management of the business and affairs of the company when the Board of Directors is not in session (except to the extent such authority has been limited in the Executive Committee charter), (ii) review material transactions outside the ordinary course of business of the company, the authority for the review of which has not been expressly delegated to other committees, prior to any such transaction being presented to the full Board of Directors for review and approval and (iii) at its discretion, oversee and review general corporate matters that are not delegated to other committees of our Board of Directors. Notwithstanding the foregoing, the Executive Committee charter provides that the committee shall not have the power to, among other things, amend the company’s certificate of incorporation or bylaws, fill vacancies on the Board, amend the charter of any committee of the Board, adopt an agreement or plan of merger, declare a dividend or authorize the issuance of stock. Furthermore, the Executive Committee is not empowered to act on any matters expressly delegated to other committees, that are under active review by the Board or another committee of the Board, or that may not be delegated under the Delaware General Corporation Law or the company’s certificate of incorporation and bylaws. The Executive Committee charter provides that the Executive Committee may seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Acquisition Committee

Our Acquisition Committee charter provides that the Acquisition Committee shall review potential mergers, acquisitions or dispositions of assets or a portion of any business proposed by management of the company, and exercise the full power and authority of our Board of Directors to approve any such transaction, other than any such transaction (i) with an enterprise value of greater than $100 million or (ii) requiring stockholder approval under the laws of the State of Delaware, the rules and regulations of the NYSE or our certificate of incorporation or bylaws. The Acquisition Committee charter provides that the Acquisition Committee may seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our Board has determined that each current director and director nominee is an “independent director” as defined in the NYSE Listed Company Manual. To make this determination, the Board considers all relevant facts and circumstances indicating whether a director has a material relationship with the company either directly or as a partner, stockholder or officer of an organization that does business with the company. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships. In addition, each director must complete an annual questionnaire to disclose, among other things, information regarding ownership in the company, compensation received from the company (if any) and any relationship a director has either directly or indirectly through a family member or otherwise with certain Board or company advisors or other companies with whom our company does business. The Board determined that, with respect to all current directors and director nominees, no relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

The roles of Chief Executive Officer and Chairperson of the Board of Directors of our company are currently held by different individuals. This separation recognizes the differences between the two roles and the value of having the distinct and different perspectives and experiences of a separate Chief Executive Officer and Chairperson of the Board of Directors. The non-executive chairperson is responsible for, among other things, developing the agenda and procedures for the Board’s work, presiding over meetings of the full Board and executive sessions of the independent directors, acting as a liaison between the Board and management, coordinating the director recruitment process, leading succession planning efforts and facilitating communications with investors.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  It is the Board’s responsibility to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The Audit Committee of the Board is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and the non-executive chairperson also plays a key role in this regard given his regular communications with management.  Management regularly reports to our Audit Committee on risk management, which in turn reports on the matters discussed at the committee level to the full Board.  The Audit Committee and the full Board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Communications with Board Members

The Board of Directors has provided the following process for stockholders or other interested parties to send communications to the Board, any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343.  Communications to individual directors, including the Chairperson of the Board of Directors, may also be made to such director at our address. All communications sent to the chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the Board of Directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the Board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The Board of Directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics can be found on the governance section of our website at www.noginc.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board of Directors has adopted the Northern Oil and Gas, Inc. Corporate Governance Guidelines. A current copy of our Corporate Governance Guidelines can be found on the governance section of our website at www.noginc.com and is available in print upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend our annual meetings of stockholders.  All of our 2024 director nominees attended last year’s virtual annual meeting of stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting virtually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 25, 2024, held by those persons known to beneficially own more than 5% of our capital stock, by our directors, director nominees, executive officers, and by our directors, director nominees and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 101,044,071 shares of common stock outstanding as of March 25, 2024.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 25, 2024 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has exercised options or any other right to acquire shares of our common stock.

Name(1)	Number of Shares	Percent of Common Stock
Certain Beneficial Owners:
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	13,809,066	13.7%
FMR, LLC(3) 245 Summer Street, Boston, MA 02210	10,630,809	10.5%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	10,587,536	10.5%
State Street Corporation(5) State Street Financial Center One Congress Street, Suite 1 Boston, MA 02114	5,370,230	5.3%

Directors:
Bahram Akradi	1,606,998	1.6%
Lisa Bromiley	46,449	*
Roy Easley	48,685	*
Michael Frantz	51,750	*
William Kimble	6,278	*
Jack King	60,626	*
Stuart Lasher	333,041	*
Jennifer Pomerantz	11,293	*
Executive Officers:
Chad Allen	82,133	*
Adam Dirlam	131,739	*
James Evans	77,533	*
Nicholas O’Grady	231,832	*
Erik Romslo	105,188	*
Directors and current Executive Officers as a group (13 persons)	2,793,545	2.8%
__________

*	Denotes less than 1% ownership.
(1)As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each executive officer and each director is care of our company.

(2)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. on January 23, 2024, reporting ownership of our common stock as of December 31, 2023. Amount reported represents shares of our common stock directly or indirectly held by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 13,688,957 shares of common stock and sole dispositive power with respect to 13,809,066 shares of common stock. BlackRock, Inc. is deemed to be the beneficial owner of 13,809,066 shares of common stock.
(3)The number of shares indicated and the information below is based on information reported to the SEC in Amendment No. 6 to Schedule 13G filed by FMR LLC on February 9, 2024, reporting ownership of our common stock as of December 29, 2023. Amount reported represents shares of our common stock directly or indirectly held by FMR LLC. FMR LLC has sole power to vote with respect to 10,484,775 shares of common stock and sole dispositive power with respect to 10,630,809 shares of common stock. FMR LLC is deemed to be the beneficial owner of 10,630,809 shares of common stock. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
(4)The number of shares indicated and the information below is based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on January 10, 2024, reporting ownership of our common stock as of December 29, 2023. Amount reported represents shares of our common stock directly or indirectly held by The Vanguard Group. The Vanguard Group has shared voting power with respect to 149,434 shares of common stock, sole dispositive power with respect to 10,349,584 shares of common stock and shared dispositive power with respect to 237,952 shares of common stock. The Vanguard Group is deemed to be the beneficial owner of 10,587,536 shares of common stock.
(5)The number of shares indicated and the information below is based on information reported to the SEC in a Schedule 13G filed by State Street Corporation on January 25, 2024, reporting ownership of our common stock as of December 31, 2023. State Street Corporation has shared voting power with respect to 5,280,796 shares of common stock and shared dispositive power with respect to 5,370,230 shares of common stock. State Street Corporation is deemed to be the beneficial owner of 5,370,230 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) of the Exchange Act were timely filed during the year ended December 31, 2023.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is responsible for overseeing the management of the business and affairs of our company as provided by Delaware law.  Directors are elected each year at the annual meeting by our stockholders.  We do not have a classified Board of Directors.  Eight directors will be elected at this year’s meeting.  Each director’s term will last until the 2025 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company. There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each current director and nominee for election as a director.

Name	Age	Position(s)
Bahram Akradi	62	Director, Chairperson of the Board of Directors
Lisa Bromiley	51	Director
Roy “Ernie” Easley	65	Director
Michael Frantz	39	Director
William Kimble	64	Director
Jack King	72	Director
Stuart Lasher	64	Director
Jennifer Pomerantz	44	Director

Director Nominees

Mr. Akradi has served as a director since July 2017, was appointed lead independent director of our company in December 2017, and was appointed non-executive Chairperson of the Board of Directors in January 2018. Mr. Akradi founded Life Time, Inc. (formerly Life Time Fitness, Inc.) in 1992 and has served as its Chairman of the Board and Chief Executive Officer since May 1996. When Life Time was taken private in 2015, Mr. Akradi became Chairman of the Board and Chief Executive Officer of Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.), the parent entity to Life Time, Inc. Life Time Group Holdings, Inc. (NYSE: LTH) completed its initial public offering in October 2021 and Mr. Akradi continues to serve as its Chairman of the Board and Chief Executive Officer. In connection with the initial public offering, Mr. Akradi was also appointed to serve on the Compensation Committee and chair the Nominating and Corporate Governance Committee of the Board of Directors of Life Time Group Holdings, Inc. Mr. Akradi also chairs the Capital Allocation Committee of the Board of Directors of Life Time Group Holdings, Inc.

Ms. Bromiley has served as a director since September 2007. Ms. Bromiley has served as the Chief Financial Officer of Cemvita, Inc. since December 2023, which is a leading sustainable alternative energy provider. Previously, she served as the Chief Financial Officer of Fortify Energy Holdings, LLC starting in May 2022. Prior to that she served as the Executive Vice President and Chief Financial Officer of North Shore Steel, a metals manufacturer and distributor, starting in October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of Aviva Metals, Inc., a multinational metals manufacturer and distributor, from June 2019 to October 2021. Prior to that, Ms. Bromiley served as the Chief Financial Officer of BioUrja Group, a privately-held group of companies focused on global commodity trading in 2018 and 2019. Ms. Bromiley has served as the Chief Financial Officer for two public companies, Flotek Industries, Inc. and Platinum Energy Resources, Inc. Earlier in her career, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for two Fortune 500 companies. Ms. Bromiley has served in various accounting, finance, SEC reporting and risk management positions. Ms. Bromiley is a Certified Public Accountant and holds B.B.A. and Masters of Accountancy degrees from the University of Texas in Austin.

Mr. Easley has served as a director since June 2018 and has served as Senior Vice President – Exploration and Development at CH4 Energy since November 2017. Previously, Mr. Easley has served in various roles, including all aspects of exploration & development and managing multi-disciplinary functions including land, reservoir, and drilling and completions professionals, at companies including BOPCO, L.P. (Vice President - Exploration and Development, from August 2012 to August 2017), Hunt Oil Company, Chieftain International, Tana Oil and Gas Corporation and Exxon Company, U.S.A. Mr. Easley has also been directly involved in the acquisition, development and divestiture of several large exploration projects in the United States. Mr. Easley currently serves on the Board of Directors of Blue Bell Creameries, Inc. and previously served on the Board of Directors of GreenHunter Resources, Inc. from 2012 to April 2016. Mr. Easley holds a Bachelor of Science in Geological Sciences from the University of Texas at Austin.

Mr. Frantz has served as a director since August 2016 and has served as the Director, Investments of TRT Holdings, Inc. (“TRT Holdings”) a diversified private holding company based in Dallas, Texas, since February 2010. Mr. Frantz is the head of TRT Holdings investment team which is responsible for sourcing, due diligence and the management of new and existing investment opportunities. Prior to TRT Holdings, Mr. Frantz was an Analyst with J.P. Morgan Asset Management from July 2008 to February 2010. Mr. Frantz currently serves on the Board of Directors of CareVet, Friends of the Katy Trail (non-profit), Topside Marinas, and Pinnacle Live. Mr. Frantz holds a B.A. degree in Business Administration, with a concentration in Finance and Accounting and a Masters in Professional Accounting from the University of Texas at Austin, McCombs School of Business.

Mr. Kimble has served as a director since July 2022. From 2009 until his retirement in 2015, Mr. Kimble served as the Office Managing Partner for the Atlanta office and Managing Partner - Southeastern United States at KPMG, one of the largest audit, tax and advisory services firms in the world. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute and Audit Committee Chair Sessions. Until his retirement, Mr. Kimble had been with KPMG or its predecessor firm since 1986. During his tenure with KPMG, Mr. Kimble also held numerous senior leadership positions, including Global Chairman of Industrial Markets. Mr. Kimble served as KPMG’s Energy Sector Leader for ten years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves on the Board of Directors and Audit Committee of both Liberty Energy Inc. and DCP Midstream GP, LLC, and previously served on the Board of Directors and Audit Committee of PRGX Global, Inc. Mr. Kimble has a Bachelor of Accounting and Business Administration from Southern Methodist University in Dallas, Texas.

Mr. King has served as a director since May 2007. Professionally he has worked in various management positions, including land management, as an independent contractor and with privately and publicly held oil and gas exploration companies since 1983. Mr. King has been actively working in the Williston Basin and the Northern Rockies for over 30 years. Throughout his career Mr. King has been very involved in regional industry and local civic affairs, including his sixteen years of service on the Montana Board of Oil and Gas Conservation Commission as a Commissioner (Gubernatorial appointment), Board of the Montana Petroleum Association, Western Montana BLM Advisory Council, U of MT President’s Advisory Council, and the Finance Committee for the Montana Community Foundation. Mr. King was a founding member of the Board of Directors for Crown Butte Resources, Ltd., and served from 1987 to 1996. Mr. King holds a degree in Economics from the University of Montana.

Mr. Lasher has served as a director since March 2020. Mr. Lasher is the Founder, Chairman, and Chief Executive Officer of Quantum Capital Partners, Inc., which is a private investment firm based in Tampa, Florida. Quantum Capital Partners was formed in 1998 and invests capital and provides expertise to businesses across various industries. From September 2010 to July 2012, Mr. Lasher served as Chairman and Chief Executive Officer of Lifestyle Family Fitness, a fitness chain with 55 locations. In 1990, Mr. Lasher co-founded and served as Chairman and Chief Executive Officer of National Business Solutions, Inc. (NBS), a professional employer organization based in St. Petersburg, Florida. In August 1996, NBS was acquired by Paychex, Inc. and Mr. Lasher remained as Chief Executive Officer of the Paychex PEO division until June 1997. Mr. Lasher began his professional career in public accounting with KPMG Peat Marwick. Mr. Lasher currently serves on several company boards of directors, including Life Time Group Holdings, Inc. (formerly LTF Holdings, Inc.) and its wholly owned subsidiary, Life Time, Inc. (formerly Life Time Fitness, Inc.). Mr. Lasher holds a degree in Finance and Accounting from Florida State University and is a Certified Public Accountant in the State of Florida.

Ms. Pomerantz has served as a director since December 2021. Ms. Pomerantz most recently served from 2011 to August 2021 as Chairman and CEO of American Natural, a new lifestyle brand of convenience stores and fuel logistics solutions which she founded. Prior to founding that business, she launched and served as a portfolio manager for global natural resources strategies for Citadel Asset Management’s Surveyor Capital and JP Morgan’s Highbridge Asset Management. Prior to asset management, Ms. Pomerantz began her career in investment banking covering power and energy for Bank of America. Ms. Pomerantz holds a degree in Economics and Political Science from the University of Chicago.

Each director nominee brings a unique set of skills to our Board of Directors.  The Board of Directors believes the directors as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management and corporate governance that are necessary to effectively oversee our company. Two of our director nominees are female and one identifies as a member of a minority racial or ethnic group.

Set forth below are the conclusions reached by our Board of Directors as to why each director is qualified for service as a director of our company.

•Mr. Akradi has extensive experience as the chairperson of the board, president and chief executive officer of both public and private companies. Mr. Akradi provides us with strong executive leadership as well as expertise in the areas of corporate strategy, financial management and fundraising through the capital markets. In addition, Mr. Akradi brings the perspective of a significant stockholder to the Board.
•Ms. Bromiley has extensive experience as a financial executive and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.
•Mr. Easley has extensive business development and executive management experience in the oil and natural gas exploration and production industry.
•Mr. Frantz has valuable experience in business and financing and brings the benefit of institutional knowledge in the oil and gas industry.
•Mr. Kimble has an extensive accounting background and valuable experience as a director of other public companies. Mr. Kimble brings significant knowledge of the most current and pressing audit and financial compliance matters and reporting obligations faced by public companies.

•Mr. King has over 40 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.
•Mr. Lasher has broad business and investing experience, bringing valuable insight from his executive leadership experience as well as detailed knowledge of finance and accounting.
•Ms. Pomerantz has broad business and investing experience and brings a valuable global energy expertise and perspective in the industry. In addition, Ms. Pomerantz brings extensive management experience through her involvement as both a chief executive officer and chairman.

Required Vote

Election to our Board of Directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present in person (including virtually) or by proxy and entitled to vote on the election of directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will have no effect upon the outcome of the vote on this proposal. All shares of common stock represented by proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.  A proposal to ratify that appointment will be presented to stockholders at the meeting.  If stockholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Even if the appointment is ratified, the committee may, in its sole discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the company.  Representatives of Deloitte are expected to attend the meeting virtually and they will have the opportunity to make a statement and be available to respond to appropriate questions.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2023 and 2022.  Aggregate fees for professional services rendered by such firm for the years ended December 31, 2023 and 2022 were as follows:

	Fiscal Year Ended
	December 31, 2023		December 31, 2022
Audit Fees	$1,858,970		$1,678,315
Audit-Related Fees	469,079		195,175
Tax Fees	26,145	(1)	130,052	(1)
All Other Fees	172,270	(2)	—
Total	$2,354,194		$2,003,542
________________
(1) Tax related fees in 2023 and 2022 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.
(2)    Represents fees for professional services related to ESG advisory services.

Audit, audit-related and tax fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The Audit Committee of the Board of Directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our Audit Committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our Audit Committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The Audit Committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The Audit Committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The Audit Committee pre-approved all of the services we received from Deloitte during 2023.

Required Vote

We will consider our stockholders to have ratified the appointment if the number of votes cast “FOR” this Proposal 2 exceeds the number of votes cast “AGAINST” this Proposal 2. Abstentions will have no effect upon the outcome of the vote on this proposal. This proposal is considered to be “routine” under the NYSE rules. As a result, brokers will have discretionary authority to vote on this proposal and there will be no broker non-votes with respect to this proposal. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three non-employee directors who meet applicable stock exchange independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.” The committee met four times during 2023 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations. Prior to filing our Annual Report on Form 10-K for the year ended December 31, 2023 (our “Annual Report”), the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The Audit Committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2023, management’s assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report, for filing with the SEC.

The name of each person who currently serves as a member of our Audit Committee is set forth below.

William Kimble (Chairperson)	Lisa Bromiley	Stuart Lasher

PROPOSAL 3

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

We are seeking stockholder approval of an amendment to Article Four, Section 1, of our certificate of incorporation (the “Amendment”) to increase the number of authorized shares of common stock from 135,000,000 shares to 270,000,000 shares. On March 6, 2024, our Board of Directors adopted resolutions approving the Amendment, subject to stockholder approval. The following discussion is qualified by the text of the Amendment, which is set forth in Appendix A attached to this proxy statement. Our Board of Directors believes that the Amendment is necessary to maintain our company’s flexibility to issue shares of common stock for future corporate needs. In consideration of the foregoing, our Board of Directors has unanimously approved the Amendment in substantially the form set forth in Appendix A and recommends that the company’s stockholders do the same.

The additional shares of common stock to be authorized by the Amendment would be part of the existing class of common stock and would have rights identical to our current issued and outstanding shares of common stock. Issuance of the additional shares of common stock would not affect the rights of the holders of our issued and outstanding shares of common stock, except for effects incidental to any increase in the number of shares of common stock issued and outstanding, such as dilution of earnings per share and voting rights. The number of authorized shares of our preferred stock, par value $0.001 per share (“preferred stock”), will not be affected by the Amendment and will be maintained at 5,000,000 shares, and we are not seeking to amend any other provisions of our certificate of incorporation in the Amendment.

If the Amendment is approved by stockholders at the Annual Meeting, then it will become effective upon filing of a Certificate of Amendment with the Division of Corporations of the Delaware Secretary of State, which filing is expected to occur promptly following the Annual Meeting.

Capitalization

Our existing certificate of incorporation authorizes up to 140,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, and 135,000,000 shares of common stock. As of March 25, 2024, we had no shares of preferred stock outstanding and the following shares of common stock were issued or reserved for future issuance:

•101,044,071 shares were issued and outstanding;

•2,864,843 shares were reserved and remain available for future grants or settlements of awards under our Amended and Restated 2018 Equity Incentive Plan; and

•16,772,850 shares were reserved for issuance upon conversion of our 3.625% convertible senior notes due 2029.

Reasons for the Amendment

We believe that the additional shares of authorized common stock are necessary to provide our company with appropriate flexibility to utilize equity for financial purposes that our Board of Directors determines to be in our company’s best interests on a timely basis without the expense and delay of a stockholders’ meeting. Our Board of Directors believes that the remaining authorized common stock is not likely to be sufficient to permit us to respond to potential business opportunities or to pursue important objectives designed to enhance stockholder value.

Historically, we have issued shares of our common stock in connection with our acquisitions of oil and natural gas properties and related assets, either as equity consideration for such acquisitions or in public offerings of our common stock, the net proceeds of which we then used to fund such acquisitions. We have also previously issued equity-linked securities such as convertible notes and warrants to purchase common stock in connection with past acquisitions, each of which requires us to maintain a reserve of common stock adequate to issue the underlying shares upon exercise or conversion. For example, on May 18, 2023, we consummated an underwritten public offering of 7,647,500 shares of our common stock and subsequently used a portion of the net proceeds of such offering to fund the cash purchase price of our acquisition of certain oil and gas properties, interests and related assets located in the Delaware Basin. In addition, on November 22, 2021, we consummated an underwritten public offering of 11,000,000 shares of our common stock, the net proceeds from which, together with 1,939,998 warrants to purchase common stock, comprised a portion of the consideration for our acquisition of substantially all of the non-operated assets of Veritas TM Resources, LLC, Veritas Permian Resources, LLC, Veritas Lone Star Resources, LLC, and Veritas MOC Resources, LLC located in the Delaware and Midland Basins. These and other acquisitions completed by us since we last sought approval from our stockholders to increase the number of authorized shares of our common stock (relative to the number of issued and outstanding shares, in connection with our reverse stock split in 2020) have been instrumental in driving our strong operational performance and significant growth. We regularly review additional acquisition opportunities. Depending upon the number and size of any prospective acquisition opportunities, we may not have a sufficient number of authorized, but unissued, shares of common stock to access capital markets to fund, or otherwise complete, such acquisitions on an opportunistic basis.

The additional authorized shares of common stock will also provide our company with flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) for any other proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities, entering into strategic relationships, providing equity-based compensation and/or incentives to employees, officers or directors, and effecting stock dividends or for other general corporate purposes. Although we are party from time to time to various agreements that require the issuance of shares of common stock, we currently do not have specific agreements or plans that would require the issuance of the proposed additional shares of common stock. If the Amendment is approved by the stockholders, however, our Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock or securities convertible into common stock, except as may be required by applicable law, regulation, or exchange listing rules.

Possible Effects of the Amendment

The increase in authorized shares of common stock will not have any immediate effect on the rights of existing stockholders. Because the holders of our common stock do not have any preemptive rights, future issuance of shares of common stock or securities exercisable for or convertible into shares of common stock could have a dilutive effect on the company’s earnings per share, book value per share, or voting rights of stockholders and could have a negative effect on the price of our common stock.

We are not proposing the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of our company. Under certain circumstances, however, the additional authorized shares could be used in a manner that has an anti-takeover effect. For example, the additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the company or could be issued to persons allied with our Board of Directors or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the Amendment is approved by stockholders, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder or group of holders of a large block of common stock, or the replacement or removal of one or more directors or members of management. The following other provisions of our certificate of incorporation and bylaws, in combination with the additional authorized shares, may also have an anti-takeover effect of preventing or discouraging a change in control of our company: (i) ability of our Board of Directors to designate the terms of and issue shares of preferred stock without further stockholder approval; (ii) limitations on who may call a special meeting of stockholders; and (iii) the absence of cumulative voting rights in the election of directors. Those provisions are described in detail under “Description of Securities Registered Pursuant to Section 12 of the Securities and Exchange Act of 1934” included as Exhibit 4.1 to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 23, 2024.

Required Vote

We will consider our stockholders to have approved the Amendment if the number of votes cast “FOR” this Proposal 3 exceeds the number of votes cast “AGAINST” this Proposal 3. Abstentions will have no effect upon the outcome of the vote on this proposal. This proposal is considered to be “routine” under the NYSE rules. As a result, brokers will have discretionary authority to vote on this proposal and there will be no broker non-votes with respect to this proposal. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal. If stockholder approval is not obtained, then the Amendment will not become effective.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the following proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table included in this proxy statement below.  Because your vote on this proposal is advisory, it will not be binding upon us or our Board of Directors.  However, the Compensation Committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

The compensation of our named executive officers received substantial support and was approved, on an advisory basis, by approximately 98% of the votes cast “FOR” or “AGAINST” the corresponding proposal at the annual meeting of stockholders held on May 25, 2023. The Compensation Committee and other members of our Board believe that this vote reflected our stockholders’ strong support of the compensation decisions made by the Compensation Committee for our named executive officers for 2022.
Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” section included in this proxy statement below and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis.”  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy.  It also explains how and why the Compensation Committee made specific decisions about the named executive officers’ compensation for 2023.
The following resolution will be voted on at the Annual Meeting:
RESOLVED, that the stockholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.
Required Vote

We will consider our stockholders to have approved our executive compensation if the number of votes cast “FOR” this Proposal 4 exceeds the number of votes cast “AGAINST” this Proposal 4. Abstentions and broker non-votes will have no effect upon the outcome of the vote on this proposal. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2023 compensation program for the following named executive officers:

Nicholas O’Grady	Chief Executive Officer
Adam Dirlam	President
Chad Allen	Chief Financial Officer
James Evans	Chief Technical Officer
Erik Romslo	Chief Legal Officer & Secretary

Executive Summary

Our company reported exceptional financial and operating results for 2023. We generated record production, Adjusted EBITDA and cash flow from operations and continued to build on our success in recent years. It was another transformational year in which we completed over $1.0 billion in large bolt-on acquisitions and continued our diversification strategy outside of the Williston Basin, with the Permian and Appalachian Basins representing 45% of our oil and gas sales in 2023, compared to 34% in 2022 and less than 1% in 2020. Our acquisition and development activity drove a 31% increase in our total production, a 27% increase in cash flow from operations and a 3% increase in our year-end proved reserves volumes. We achieved this growth despite a 27% decrease in average realized commodity prices per barrel of oil equivalent in 2023 compared to 2022. Our strong balance sheet and free cash flow allowed us to continue to increase the returns to our stockholders in the form of $136 million in common stock dividends declared in 2023, compared to $71 million in 2022. Driven by our record financial performance, the average closing price of our common stock increased 15% from December 2022 to December 2023, despite the decline in commodity prices noted above and without adjusting for dividends. We are proud that our total shareholder return (“TSR”) outperformed the TSR of our industry index by 22% in 2023, after also outperforming by 9% in 2022 and 70% in 2021 (see “Pay Versus Performance” below).

For 2023, the Compensation Committee sought to implement an executive compensation program that is both highly competitive with our peer group and heavily focused on value-creation over the long-term. This resulted in several key structural changes compared to recent years, especially as it relates to our 2023 long-term equity incentive program (“2023 LTIP”). For example, we implemented performance-based awards based on quantitative goals with three- and five-year cliff measurement periods, in order to align with investment return cycles in our oil and gas acquisition strategy. At target, these performance-based awards account for 70% of the total potential value of the 2023 LTIP for our named executive officers. The five-year performance-based awards account for 89% of this amount, while the three-year performance-based awards account for the other 11%.

Although the aggregate potential value of the awards under the 2023 LTIP increased significantly compared to 2022, it is consistent with our compensation consultant’s peer analysis. Furthermore, 66% of the total potential value (at target) is based on compound total return performance goals, with threshold levels of performance that must be achieved in order to earn any amounts under these awards as follows: (i) a minimum 11.6% compound equity value growth rate for the five-year performance-based awards and (ii) a minimum 8% compound annualized TSR for one-half of the three-year performance-based awards (the other half are subject to relative TSR goals). See “Long-Term Equity Incentive Program” below.

The charts below show the breakdown, by award type, of the total potential target value of our 2023 LTIP for our CEO, and for all named executive officers combined.

In determining award values under the 2023 LTIP, the Compensation Committee considered the annualized amounts that can be earned, attributing a pro rata portion of each award to each year in the applicable performance or service period. This differs from the Summary Compensation Table (see page 31 below), in which SEC rules require including the full grant date fair value of all equity-based awards in the year in which they are granted. The annualized version of the 2023 LTIP (at target) that was considered by the Compensation Committee is summarized below:

	2023 LTIP
	Target Compensation Values ($ in thousands)
	2023	2024	2025	2026	2027	Total
Nicholas O’Grady
Performance-Based(1)	2,565	2,565	2,565	1,800	1,800	11,295
Service-Based	892	892	892	750	—	3,425
Total	3,457	3,457	3,457	2,550	1,800	14,720
Adam Dirlam
Performance-Based(1)	1,200	1,200	1,200	900	900	5,400
Service-Based	567	567	567	500	—	2,200
Total	1,767	1,767	1,767	1,400	900	7,600
Chad Allen
Performance-Based(1)	910	910	910	750	750	4,230
Service-Based	422	422	422	375	—	1,640
Total	1,332	1,332	1,332	1,125	750	5,870
James Evans
Performance-Based(1)	731	731	731	600	600	3,394
Service-Based	412	412	412	375	—	1,612
Total	1,144	1,144	1,144	975	600	5,006
Erik Romslo
Performance-Based(1)	754	754	754	600	600	3,462
Service-Based	294	294	294	250	—	1,132
Total	1,048	1,048	1,048	850	600	4,594
_________________
(1)Includes all awards under the 2023 LTIP subject to quantitative performance goals, as well as the Performance-Contingent Award Opportunity (as defined below). See “Long-Term Equity Incentive Program” below.

Overview

Our Compensation Committee is responsible for establishing director and executive officer compensation, as well as policies and programs to ensure that they are consistent with our compensation philosophy and principles of corporate governance. The Compensation Committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the Compensation Committee deems appropriate. Our Compensation Committee reviews and determines all compensation for executive officers, including employment agreements and other benefits.

Our compensation program seeks to incentivize our management to create superior risk-adjusted returns for our stockholders. The program has individual and corporate goals as well as qualitative and quantitative objectives to drive ongoing value creation and is designed to foster an ownership mentality among our management team.

In 2023, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2022, which resulted in approximately 98% of the votes cast approving such compensation. Our Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant

The Compensation Committee from time to time engages independent consultants to advise it on peer group executive compensation practices, potential compensation packages for existing or new executives, and in connection with other projects, including the selection of peer groups for executive compensation analysis purposes. During 2023, the Compensation Committee retained Willis Towers Watson (“WTW”) as its independent executive compensation consultant. WTW performs work at the direction and under the supervision of the Compensation Committee. The following provides typical executive compensation consulting services provided by WTW:
•Advise on the compensation proxy peer group;
•Preparation of a comprehensive analysis and comparison of our named executive officers’ compensation relative to our peer group and survey data;
•Review of the competitiveness of the overall program which supports the compensation decision making process and overall design;
•Updates on trends and developments in executive compensation;
•Preparation and review of materials for Compensation Committee meetings in which executive compensation is on the agenda; and
•Participation in Compensation Committee meetings.
In addition, WTW periodically provides the Compensation Committee with recommendations and reports regarding non-employee director compensation. The Compensation Committee reviews the analysis and determines whether to recommend to our Board of Directors any changes to the compensation program for non-employee directors. WTW reports directly to the Compensation Committee but it may meet with management from time to time to gather information or to obtain management’s perspective on executive compensation matters. The Compensation Committee has considered the independence of WTW in light of SEC rules and NYSE listing standards and concluded that no conflict of interest is present.

Peer Group

The peer group approved by the Compensation Committee, upon the advice of WTW, in connection with the 2023 executive compensation program consisted of the following companies:

Berry Corporation	Kimbell Royalty Partners, LP	Sitio Royalties Corp.
Callon Petroleum Company	Magnolia Oil & Gas Corporation	SM Energy Company
Chord Energy Corporation	Matador Resources Company	Talos Energy Inc.
Civitas Resources, Inc.	PDC Energy, Inc.	Vital Energy
Granite Ridge Resources, Inc.	Ranger Oil Corporation	W&T Offshore, Inc.

This peer group was used to develop market data that supported 2023 compensation decisions. Peer group data is considered in connection with establishing our annual executive compensation program from year to year, including setting base salaries, determining the type and structure of incentive awards, setting incentive award levels, and making any necessary discretionary determinations. In addition, the 2023 peer group (with the addition of Permian Resources Corporation) is used under the 2023 LTIP as the comparative group for determining our relative TSR performance over the three-year performance period.

The Compensation Committee has updated our peer group over time primarily due to M&A, corporate restructuring and the growth of our financial and operating profiles as compared to potential peer companies. In selecting the peer group, the Compensation Committee considers various financial metrics (such as enterprise value, market capitalization, revenue, EBITDA, and total assets) and operating characteristics (such as mix of oil and natural gas, geography, and operating vs. non-operating strategy) of potential peers with whom we may compete for executive talent and capital.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our named executive officers and directs all compensation decisions affecting our executive officers. However, management also plays a role in the determination of executive compensation levels. Management provides input on the structure of our incentive programs, performance goals, discretionary items, and the selection of peer companies to be used by the Compensation Committee for executive compensation purposes. However, the Compensation Committee has no obligation to accept management’s recommendations, and meets regularly without management present to discuss and ultimately set executive compensation amounts and programs. Our Chief Executive Officer is not present during voting or deliberations regarding his compensation.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive with our peer group and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. Our compensation program is intended to incentivize exceptional organizational and individual performance, and to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;
•Motivate our executives to enhance long-term value;
•Align a significant portion of management’s compensation to financial and operating performance;
•Evaluate and rate performance both on an absolute basis and relative to existing market conditions during the measurement period; and
•Set compensation levels that reflect competitive peer group practices.

The principal components of our executive compensation program are base salary, short-term incentive awards and long-term incentive awards. We use various elements of pay to design a compensation program that provides competitive pay with the opportunity to earn above or below target incentive payouts based on financial, operational and strategic performance.

Employment Agreements

We entered into new employment agreements with each of our named executive officers in December 2023, to replace our prior employment agreements with each of them. The Compensation Committee negotiated the new employment agreements on the company’s behalf, with significant input and advice from WTW and outside legal counsel.

The prior employment agreements were entered into in 2018 (except for Mr. Evans’s, which was effective in January 2020) when the company was much smaller, focused solely in the Williston Basin, and was just beginning to emerge from a period of financial difficulty. As a result, our executive compensation levels in 2018 were substantially lower with incentives based on one-year goals. With the company’s significant growth and success since that time, the amounts that can be earned by our executive team have also grown and shifted toward a focus on longer term goals, including our adoption in 2023 of performance-based equity awards measured over multi-year periods of up to five years. See “Long-Term Equity Incentive Program” below.

As a result, the Compensation Committee believed it was important to eliminate provisions in the prior employment agreements that provided for full accelerated vesting of all equity awards, both service-based and performance-based, in any situation where an executive’s employment is terminated by the company without “cause” or by the executive for “good reason.” The new employment agreements, and new award agreements adopted in connection with the 2023 LTIP, all contain change in control and severance provisions that are substantially more consistent with market practices than the prior employment agreements. For a description of these provisions, please see below under “Severance/Change of Control Agreements” and “Potential Payments upon Termination or Change in Control—Change in Control and Severance Provisions.”

The new employment agreements provide for a five-year initial term, subject to earlier termination upon notice, with automatic renewals for additional one-year periods unless either the executive or the company gives written notice of non-renewal at least 90 days prior to the expiration of the then-current initial term or renewal term. The employment agreements provide for initial annualized base salaries consistent with each executive’s 2023 base salary, which may be adjusted from time to time but not below the executive’s 2023 base salary (unless pursuant to a reduction of no more than 25% applied consistently to all senior executive officers). While employed under the employment agreements, the executives are eligible for certain additional benefits substantially consistent with the prior employment agreements, including an annual vehicle allowance, company 401(k) contributions, reimbursement of reasonable travel and other business-related expenses and participation in the company’s benefit plans or programs.

The new employment agreements contain a provision that subjects compensation earned by the executives to any “clawback” or similar policy adopted by the company to comply with applicable law (including the clawback policy that we adopted in 2023). The employment agreements also contain certain restrictive covenants, including with respect to confidentiality, non-competition, non-solicitation, non-interference, and non-disparagement. These restrictions are generally intended to apply during the initial term and any renewal term and, except with respect to the non-competition restrictions, for the eighteen-month period following termination of employment. In addition, other than in the case of a resignation for good reason, an executive is subject to a one-year notice period in the event of any termination (unless waived by the company), and payments of base salary during the notice period will reduce any severance otherwise payable pursuant to the employment agreement.

Elements of Compensation

The total compensation and benefits program for our executive officers currently consists of a combination of the following components:

•base salaries;
•annual short-term incentive program;
•long-term equity incentive program;
•discretionary bonuses or equity awards;
•retirement, health and welfare benefits;
•perquisites;
•severance/change of control arrangements;
•policies as to hedging and company securities;
•stock ownership guidelines; and
•clawback policy.

Base Salaries

We provide base salaries to compensate our named executive officers for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, performance, responsibilities and contribution of the individual executive officers. Salaries are reviewed annually, based on a number of factors, both quantitative, including organizational and competitive analyses, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The Compensation Committee set 2023 base salaries for the named executive officers in late 2022. The Compensation Committee approved increases to the base salaries of our named executive officers in recognition of superior corporate performance in 2022 and to better align with peer group median. The Compensation Committee believes the increased annualized cash base salaries for 2023, which are set forth below, are reasonable and competitive relative to our peer group:

	2022 Salary ($)	2023 Salary ($)	Increase (% )
Nicholas O’Grady	750,000	850,000	13%
Adam Dirlam	425,000	500,000	18%
Chad Allen	350,000	400,000	14%
James Evans	320,000	375,000	17%
Erik Romslo	400,000	440,000	10%

Annual Short-Term Incentive Program

Our short-term incentive program (“STIP”) is designed to provide annual variable cash compensation dependent upon the achievement of financial and operating performance objectives, as well as individual performance by each executive officer. The STIP provides the opportunity to receive a performance-based cash payment at the end of each year based on the prior year’s results as measured against quantitative targets set by the Compensation Committee, as well as individual performance considerations determined by the Compensation Committee. The weighting and performance levels for the quantitative measures and individual performance considerations are communicated to our executive officers at the time they are set.

The Compensation Committee established the 2023 STIP in March 2023, setting threshold, target and maximum cash award opportunities as follows:

	2023 STIP
	Threshold		Target		Maximum
	Value ($)	% of Salary	Value ($)	% of Salary	Value ($)	% of Salary
Nicholas O’Grady	425,000	50%	850,000	100%	1,487,500	175%
Adam Dirlam	225,000	45%	450,000	90%	750,000	150%
Chad Allen	133,333	33%	300,000	75%	500,000	125%
James Evans	125,000	33%	243,750	65%	468,750	125%
Erik Romslo	146,667	33%	286,000	65%	440,000	100%

The quantitative measures and individual performance considerations selected each year are tailored by the Compensation Committee in an attempt to focus management’s attention and efforts on the matters deemed most critical to the company, and as a result may be different from year to year depending on the current environment and needs of the company. The performance level for each quantitative measure considers prior year results and current year expectations and objectives. After reviewing prior results and current year expectations, the Compensation Committee approved goals that we believe are aggressive and require achievement of significant performance. The performance levels for the quantitative measures may provide for adjustments to account for the effects of certain circumstances that may arise during the year, such as significant acquisitions or divestitures.

Under the 2023 STIP, the Compensation Committee determined that two-thirds of each executive’s award would be dependent on company performance versus quantitative measures, and one-third would be dependent on achievement of individual operational goals (including an ESG-linked goal for several of our named executive officers) and other performance considerations for each executive. The table below provides the details of the 2023 STIP.

		Performance Levels
2023 Performance Goals	Weighting	Threshold	Target	Maximum	Actual Company Performance
Adjusted EBITDA (millions)(1)	1/3	$1,143.5	$1,265.7	$1,433.5	$1,324.0
Return on Capital Employed(2)	1/3	21.1%	24.3%	28.7%	24.6%
Individual Goals(3)	1/3				See FN 3
_________________

(1)2023 Adjusted EBITDA, pursuant to the company’s standard calculation, but with pro forma adjustments to eliminate the effect of unbudgeted acquisitions completed after February 2023. Based on this calculation, the Compensation Committee determined that the company achieved Adjusted EBITDA above target but below maximum, and thus each executive was entitled to an amount for this metric based on linear interpolation between the target and maximum amounts. The amount earned by each executive was 100% of target, plus 34.7% of the incremental amount that could be earned for achieving the maximum performance level. See Appendix B for additional information on our Adjusted EBITDA calculation.
(2)Return on capital employed (“ROCE”), calculated with pro forma adjustments (i) for impairment expense recorded in 2020 and (ii) to eliminate the effect of unbudgeted acquisitions completed after February 2023. Based on this calculation, the Compensation Committee determined that the company had ROCE above target but below maximum, and thus each executive was entitled to an amount for this metric based on linear interpolation between the target and maximum amounts. The amount earned by each executive was 100% of target, plus 6.1% of the incremental amount that could be earned for achieving the maximum performance level. See Appendix B for additional information on our ROCE calculation.
(3)The Compensation Committee reviewed each executive’s 2023 performance, including with respect to achievement of individual goals. Based on this review, the Compensation Committee determined to pay out on this metric at 100% of maximum for Messrs. O’Grady, Dirlam, Allen and Evans, and at 85% of maximum for Mr. Romslo.

As a result of the foregoing calculations and determinations, the cash awards paid to the named executive officers under the 2023 STIP were as follows:

	Adjusted EBITDA Metric ($)	ROCE Metric ($)	Individual Goals ($)	Total ($)	Total (% of Base Salary)
Nicholas O’Grady	357,115	296,264	495,833	1,149,212	135%
Adam Dirlam	184,721	156,085	250,000	590,806	118%
Chad Allen	123,147	104,057	166,667	393,871	98%
James Evans	107,291	85,814	156,250	349,354	93%
Erik Romslo	113,157	98,457	125,000	336,614	77%

Long-Term Equity Incentive Program

The purpose of our long-term equity incentive program (“LTIP”) is to align the interests of our executives with those of our stockholders and to provide variable compensation primarily dependent upon company performance. Since equity awards may vest and grow in value over time, the program is intended to incentivize company performance over the long-term. In prior years, the performance-based portion of our LTIP has generally measured performance over one year, with any amounts earned then vesting subject to continued service over a three-year period. For 2023, our Compensation Committee determined to establish long-term performance awards with cliff measurement over three- and five-year periods (as described below) to align with investment return cycles in our oil and gas acquisition strategy.

In connection with establishing our 2023 LTIP, the Compensation Committee, with input and advice from WTW, reviewed the compensation of our executive team relative to our peer group, the existing equity stake of our executive team in our company, and our company’s long-term performance. The Compensation Committee was cognizant of the substantial value creation and equity out-performance delivered by the executive team, and was seeking ways to (i) strongly incentivize the team to continue their value-creation efforts for the company and our stockholders, (ii) further align the executive team with our company’s long-term goals over multi-year periods and (iii) increase the holding power of our compensation arrangements.

The 2023 LTIP includes both performance-based and service-based awards. The following table shows the relative mix for each named executive officer, based on target values for the performance-based awards and grant date fair values for the service-based awards.

	Performance-Based(1)		Service-Based(2)
	Value ($)	% of Total	Value ($)	% of Total
Nicholas O’Grady	11,295,000	77%	3,425,000	23%
Adam Dirlam	5,400,000	71%	2,200,000	29%
Chad Allen	4,230,000	72%	1,640,000	28%
James Evans	3,393,750	68%	1,612,500	32%
Erik Romslo	3,462,000	75%	1,132,000	25%
_________________
(1)Includes the 3-Year TSR Awards, the Performance-Contingent Award Opportunity, and the 5-Year Performance Awards (each as defined below). For the 5-Year Performance Awards, the target value for each executive is based on the First Return Target (as defined below).
(2)Includes the Base RSAs and the 4-Year RSAs, each as defined below.

The 2023 LTIP consisted of the following for each named executive officer:

•Base RSA: a restricted stock award (“RSA”) subject to service-based vesting over three years, granted in early 2023.

•3-Year Absolute TSR Award: a performance-based restricted stock unit award (“PRSU”) dependent on our 3-year compound annualized TSR, calculated using the last 20 trading days of 2025 compared to the last 20 trading days of 2022 (the “3-Year Absolute TSR Award”). Under this award, the compound annualized TSR required to be achieved over the three-year period for threshold, target and maximum performance are 8%, 12% and 16%, respectively, with linear interpolation for performance between threshold and target, or between target and maximum.

•3-Year Relative TSR Award: a PRSU dependent on our company’s 3-year TSR relative to our peer group, calculated using the last 20 trading days of 2025 compared to the last 20 trading days of 2022 (the “3-Year Relative TSR Award” and, together with the 3-Year Absolute TSR Award, the “3-Year TSR Awards”). Under this award, the threshold, target and maximum performance goals are set at the 25th, 50th and 75th percentiles, respectively, of our peer group, with linear interpolation for performance between threshold and target, or between target and maximum.

•Performance-Contingent Award Opportunity: a performance-contingent award opportunity to be determined by the Compensation Committee after the end of 2023 based on its evaluation of individual executive performance (primarily based on the individual goals described above in connection with the 2023 STIP) and other factors in its discretion. This provides the Compensation Committee the ability to factor individual performance and discretionary considerations into the LTIP, which is otherwise primarily based on company performance.

•5-Year Performance Award: a performance-based share appreciation award, subject to five-year compound equity value growth targets, calculated using last 20 trading days of 2027 compared to the last 20 trading days of 2022 (the “5-Year Performance Award”). Under this award, the company’s market capitalization at the end of the performance period will be compared to the market capitalization at the beginning of the performance period. The ending market capitalization will be adjusted to (i) add the value of dividends during the performance period, (ii) add gains (or subtract losses) on repurchases of common stock during the performance period and (iii) subtract the value of most common stock issuances during the performance period. The ending market capitalization, as adjusted, must represent a compound annualized rate of return (“Annualized Return”) of at least 11.6% (“First Return Target”) in order for any value to be earned under these awards. Additional amounts can be earned for performance above 11.6% up to a maximum goal of 16.8% (“Max Return Target”), based on linear interpolation between the First Return Target and the Max Return Target.

•4-Year RSA: an RSA, subject to service-based vesting over a four-year period, which serves to substantially increase the holding power of our compensation arrangements for each executive.

The target, threshold and maximum amounts for these awards were determined by the Compensation Committee based on their review of peer group compensation information and subjective determinations specific to each executive’s role and responsibilities. For additional information regarding the Compensation Committee’s perspective in establishing the 2023 LTIP, please see “Executive Summary” above.

The various awards under the 2023 LTIP are summarized in the following two tables:

		3-Year TSR Awards (combined)(1)			Performance-Contingent Award Opportunity
	Base RSA ($)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Nicholas O’Grady	425,000	510,000	1,530,000	2,550,000	255,000	765,000	1,275,000
Adam Dirlam	200,000	200,000	600,000	1,000,000	100,000	300,000	500,000
Chad Allen	140,000	120,000	320,000	480,000	60,000	160,000	240,000
James Evans	112,500	112,500	262,500	450,000	56,250	131,250	225,000
Erik Romslo	132,000	132,000	308,000	528,000	66,000	154,000	264,000
_________________
(1)50% attributable to the 3-Year Absolute TSR Award and 50% attributable to the 3-Year Relative TSR Award.

	5-Year Performance Awards			4-Year RSAs ($)
	First Return Target(1) ($)	Max Return Target(2) ($)	Grant Date Fair Value ($)
Nicholas O’Grady	9,000,000	13,500,000	2,304,000	3,000,000
Adam Dirlam	4,500,000	6,750,000	1,152,000	2,000,000
Chad Allen	3,750,000	5,625,000	960,000	1,500,000
James Evans	3,000,000	4,500,000	768,000	1,500,000
Erik Romslo	3,000,000	4,500,000	768,000	1,000,000
_________________
(1)Amounts that would be earned for achieving the 11.6% Annualized Return target. Nothing is earned if this target is not achieved. For performance between the First Return Target and the Maximum Return Target, executives would be entitled to an additional amount based on linear interpolation between the amounts up to a maximum goal of 16.8%.
(2)Maximum amounts that can be earned for achieving or exceeding the 16.8% maximum Annualized Return target.
The Base RSA was granted on March 3, 2023, with the number of restricted shares calculated for each executive by dividing (i) the applicable value in the table above by (ii) the closing price of our common stock on that date. These restricted shares will vest in three equal installments on each of March 15, 2024, 2025 and 2026, subject to the executive’s continued service with the company through each such vesting date.

Under the Performance-Contingent Award Opportunity, in March 2024 the Compensation Committee evaluated the individual performance of each named executive officer and other factors it deemed relevant. Based on this evaluation, the Compensation Committee determined to issue RSAs to each named executive officer in the amounts shown in the table immediately following this paragraph. The number of shares was calculated by dividing (i) the value earned by (ii) the closing price of our common stock on the March 4, 2024 grant date. These restricted shares will cliff vest on March 15, 2026, subject to the executive’s continued service with the company through such vesting date.

Performance-Contingent Award Earned(1) ($)
Nicholas O’Grady	1,275,000
Adam Dirlam	510,000
Chad Allen	255,000
James Evans	255,000
Erik Romslo	255,000
_________________
(1)Because these grants were made in March 2024, they do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table for 2023.
The 3-Year TSR Awards were granted on December 29, 2023, to align with the finalization of the new employment agreements described above. For purposes of determining the number of PRSUs under each award, WTW utilized a Monte Carlo simulation model to estimate the fair value of the awards as of December 31, 2022, which is the last day before the start of the three-year performance period, and the applicable values in the table above were divided by those fair values. Due to our strong relative and absolute TSR performance during 2023, before the awards were granted on December 29, 2023, the grant date fair values were greater than the fair values used in determining the number of PRSUs. As a result, the values for these awards included in Summary Compensation Table and Grants of Plan-Based Awards table below are greater than the amounts shown in the table above. The Compensation Committee will evaluate our relative and absolute TSR performance in early 2026, after the end of the three-year performance period, to determine the number of PRSUs, if any, earned and settled in shares for each executive.

The 5-Year Performance Awards were also granted on December 29, 2023. The Compensation Committee will evaluate our Annualized Return (described above) in early 2028, after the end of the five-year performance period, to determine the value earned, if any, for each executive. These awards are denominated in dollars, and may be settled in cash, shares or a combination thereof, at the discretion of the Compensation Committee. Currently, any amounts earned are expected to be settled in common shares, calculated by dividing the earned amount by the average closing price of our common stock over the last 20 days of the performance period.

The 4-Year RSAs were also granted on December 29, 2023, with the number of restricted shares calculated for each executive by dividing (i) the applicable value in the table above by (ii) the closing price of our common stock on that date. These restricted shares will vest in four equal installments on December 29 of each of 2024, 2025, 2026 and 2027, subject to the executive’s continued service with the company through each vesting date.

We believe that the 2023 LTIP provides a significant incentive for the named executive officers to achieve and maintain high levels of performance over multi-year periods and strengthens the connection between our executive team and the long-term interests of our stockholders. We believe that the way the performance awards under the 2023 LTIP incentivize and reward value-creation over three to five years is consistent with the way a private oil and gas investment business would incentivize and reward management. More specifically, they provide the opportunity to share in any absolute return in excess of a hurdle rate over a multi-year period. We believe that these type of awards are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock or PRSU in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock and PRSUs reflects competitive practice among companies with whom we compete for executive talent.

Discretionary Bonuses or Equity Awards

In addition to the formalized incentive programs described above, the Compensation Committee may also approve the payment of discretionary bonuses or equity awards in recognition of significant achievements, retention enhancement or similar goals, or due to other factors the Compensation Committee deems relevant.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees, including our named executive officers, who are eligible to participate in these broad-based programs on the same basis as the rest of our employees. Our health and welfare programs include medical, dental, vision, life insurance and long and short-term disability. We have a supplemental disability plan applicable to employees whose annual compensation would not be covered by our standard disability plan, and all of the named executive officers qualify for coverage under that supplemental plan.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2023 include vehicle allowances and payment of all 401(k) plan contributions, and other items reflected in the Summary Compensation Table and related disclosures below. The company does not provide tax gross-ups on any perquisites provided to our named executive officers.

Severance/Change of Control Arrangements

As noted above, we maintain substantially similar employment agreements with each of our named executive officers that provide for severance compensation in connection with certain triggering events relating to a change of control of our company and/or termination of employment. We believe these arrangements mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of the company, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these agreements is reasonable relative to peer group practice and helps us to attract and retain key talent. Change of control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of the company plus a qualifying termination of employment of the named executive officer before payments and benefits are paid to such named executive officer). We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

Policies as to Hedging and Company Securities

Our insider trading policy provides that company directors, officers (including each of the named executive officers) and other employees (and certain other covered individuals) are prohibited from, among other things: (i) purchasing company securities on margin or pledging company securities; (ii) short selling company securities; (iii) buying or selling put or call options on company securities; or (iv) entering into hedging transactions involving company securities, which includes purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of company securities. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition. Further, the insider trading policy applies to all company securities directly or indirectly owned by covered persons, including any securities granted to the covered persons as a part of compensation for their service to the company.

Stock Ownership Guidelines

In 2023, we adopted stock ownership guidelines covering our executive officers and directors. Pursuant to these guidelines, these individuals are each required to hold an aggregate value of shares of our common stock equal to or greater than (i) five times annual base salary for our Chief Executive Officer, (ii) three times annual base salary for all other executive officers, and (iii) four times annual cash retainer for our directors. Covered individuals are expected to achieve these requirements within five years of first becoming subject to the guidelines. Thereafter, if a covered individual is not in compliance with these requirements, they would be required to hold 100% of after-tax vested shares from equity awards granted to them by the company. Shares that a covered individual has the right to acquire through the exercise of stock options (whether or not vested) and unvested performance-based equity awards are not included as qualifying shares for the purpose of determining stock ownership requirements. Our stock ownership guidelines are posted on the governance page of our website.

Clawback Policy

In 2023, we adopted a clawback policy which provides for the recoupment of certain executive compensation in the event that the company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. The clawback policy is designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the NYSE. Our clawback policy is posted on the governance page of our website.

Compensation Committee Report

Compensation Committee Activities

The Compensation Committee of our Board currently consists of three independent directors.  As the Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our Compensation Committee charter grants the Compensation Committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of our executive officers.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses, if any.

Review of Compensation Discussion and Analysis

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis presented on the preceding pages. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this document and be incorporated by reference in our Annual Report.

The name of each person who serves as a member of our Compensation Committee is set forth below.

Stuart Lasher (Chair)	Bahram Akradi	Jennifer Pomerantz

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

2023 Summary Compensation Table

Employment agreements for our named executive officers are summarized above in the Compensation Discussion and Analysis section. The table below shows compensation for our named executive officers for services in all capacities to our company during the years shown. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not necessarily represent the amount of compensation realized or which may be realized in the future, or the amount of compensation attributable to a particular year. This is particularly true with respect to certain stock-based awards or accruals reported in the Stock Awards column. For more information regarding our executive compensation plans, please review the information above under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Nicholas O’Grady	2023	850,000	—	8,115,550	1,149,212	133,936	10,248,697
Chief Executive Officer	2022	750,000	512,500	783,260	800,000	74,713	2,920,473
	2021	515,000	590,000	1,449,989	—	63,659	2,618,648

Adam Dirlam	2023	500,000	—	4,300,142	590,806	97,126	5,488,073
President	2022	425,000	343,750	326,354	400,000	68,485	1,563,589
	2021	335,000	395,000	419,993	—	62,197	1,212,190

Chad Allen	2023	400,000	—	3,140,331	393,871	93,070	4,027,272
Chief Financial Officer	2022	350,000	170,833	228,453	266,667	68,293	1,084,245
	2021	290,000	290,000	360,002	—	61,665	1,001,667

James Evans	2023	375,000	—	2,849,999	349,354	85,878	3,660,232
Chief Technical Officer	2022	320,000	133,333	228,453	266,667	66,924	1,015,376

Erik Romslo	2023	440,000	—	2,467,261	336,614	99,054	3,342,930
Chief Legal Officer & Secretary	2022	400,000	66,667	294,624	333,333	69,918	1,164,542
	2021	392,000	392,000	479,992	—	63,636	1,327,628
______________
(1)Mr. O’Grady has served as Chief Executive Officer since January 2020. Mr. Dirlam served as Chief Operating Officer from January 2020 to December 2021, and has served as President since December 2021. Mr. Allen has served as Chief Financial Officer since January 2020. Mr. Evans has served as an executive officer since February 2021, but 2022 was his first year as a “named executive officer” and, as a result, only his 2022 and 2023 compensation are disclosed in this table. Mr. Evans served as Executive Vice President and Chief Engineer during 2022, and his title changed to Chief Technical Officer in April 2023. Mr. Romslo has served as Chief Legal Officer since January 2020, and as Secretary since 2011.
(2)Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during the applicable year.  Grant date fair values are computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 6 to our financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K for 2023. Certain awards whose values are included in this column are subject to performance conditions. See the Grants of Plan-Based Awards table below, and the footnotes thereto, for additional detail regarding the 2023 awards reflected in this column (including the value, as of the grant date, of awards subject to performance conditions assuming that the highest level of performance conditions will be achieved).
(3)The Non-Equity Incentive Plan Compensation amounts reported for 2023 reflect the amounts earned for meeting the performance criteria contemplated by the 2023 STIP.
(4)The All Other Compensation amounts reported for 2023 include (i) accrued cash dividends received upon the vesting of restricted stock of $57,597 for Mr. O’Grady, $20,235 for Mr. Dirlam, $17,262 for Mr. Allen, $10,505 for Mr. Evans, and $22,713 for Mr. Romslo, (ii) company 401(k) contributions of $45,000 for each named executive officer, (iii) vehicle allowances of $20,000 for each named executive officer, and (iv) additional amounts paid by the company on behalf of each named executive officer for life insurance and supplemental disability policy premiums, legal fees and executive physicals.

2023 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Common Stock (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas O’Grady		425,000	850,000	1,487,500
	1-24-2023							15,625	500,000	(2)
	3-3-2023							12,593	425,014	(3)
	12-29-2023							80,928	3,000,001	(4)
	12-29-2023				7,594	22,781	37,968		897,799	(5)
	12-29-2023				6,469	19,406	32,343		988,736	(6)
	12-29-2023				—	$9,000,000	$13,500,000		2,304,000	(7)

Adam Dirlam		225,000	450,000	750,000
	1-24-2023							6,510	208,320	(2)
	3-3-2023							5,926	200,003	(3)
	12-29-2023							53,952	2,000,001	(4)
	12-29-2023				2,978	8,934	14,890		352,089	(5)
	12-29-2023				2,537	7,610	12,683		387,730	(6)
	12-29-2023				—	$4,500,000	$6,750,000		1,152,000	(7)

Chad Allen		133,333	300,000	500,000
	1-24-2023							4,557	145,824	(2)
	3-3-2023							4,148	139,995	(3)
	12-29-2023							40,464	1,500,000	(4)
	12-29-2023				1,976	5,268	7,902		188,226	(5)
	12-29-2023				1,658	4,422	6,633		206,286	(6)
	12-29-2023				—	$3,750,000	$5,625,000		960,000	(7)

James Evans		125,000	243,750	468,750
	1-24-2023							4,557	145,824	(2)
	3-3-2023							3,333	112,489	(3)
	12-29-2023							40,464	1,500,000	(4)
	12-29-2023				1,628	3,799	6,513		154,087	(5)
	12-29-2023				1,387	3,236	5,547		169,599	(6)
	12-29-2023				—	$3,000,000	$4,500,000		768,000	(7)

Erik Romslo		146,667	286,000	440,000
	1-24-2023							5,859	187,488	(2)
	3-3-2023							3,911	131,996	(3)
	12-29-2023							26,976	1,000,000	(4)
	12-29-2023				1,910	4,457	7,641		180,776	(5)
	12-29-2023				1,627	3,797	6,509		199,001	(6)
	12-29-2023				—	$3,000,000	$4,500,000		768,000	(7)

______________
(1)Amounts in these columns assume achievement of all “threshold,” “target” or “maximum” performance criteria, respectively, under the 2023 STIP, described above under “Compensation Discussion and Analysis—Annual Short-Term Incentive Program.”
(2)Restricted stock award, subject to time-based vesting over three years, granted in respect of each named executive officer’s performance-contingent award opportunity under the 2022 LTIP.
(3)Base RSA described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.”
(4)4-Year RSA described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.”
(5)3-Year Absolute TSR Award described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.” The value as of the grant date, assuming that the highest level of performance conditions will be achieved, would have been as follows for each named executive officer: Mr. O’Grady - $1,407,474; Mr. Dirlam - $551,972; Mr. Allen - $292,927; Mr. Evans - $241,437; Mr. Romslo - $283,252.
(6)3-Year Relative TSR Award described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.” The value as of the grant date, assuming that the highest level of performance conditions will be achieved, would have been as follows for each named executive officer: Mr. O’Grady - $1,198,955; Mr. Dirlam - $470,159; Mr. Allen - $245,885; Mr. Evans - $205,627; Mr. Romslo - $241,289.
(7)5-Year Performance Award described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.” These awards are denominated in dollars and as a result the values in the Target and Maximum columns for these awards are given in dollars. Any amount earned under the award is expected to be settled in shares after the end of the five-year performance period, calculated by dividing the earned amount by the average closing price of our common stock over the last 20 days of the performance period. The value as of the grant date, assuming that the highest level of performance conditions will be achieved, is set forth in the Maximum column for each named executive officer.
The non-equity incentive plan awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis—Annual Short-Term Incentive Program.” The equity incentive plan awards and stock awards reflected in the foregoing table are further described above under “Compensation Discussion and Analysis—Long-Term Equity Incentive Program.”

Outstanding Equity Awards at December 31, 2023

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2023.

	Stock Awards
Name	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested
Nicholas O’Grady	159,761	(2)	$5,922,340	284,971	$10,563,872
Adam Dirlam	84,702	(3)	$3,139,903	137,936	$5,113,286
Chad Allen	63,319	(4)	$2,347,235	110,850	$4,109,209
James Evans	61,294	(5)	$2,272,169	87,963	$3,260,788
Erik Romslo	55,285	(6)	$2,049,415	89,182	$3,305,976
______________
(1)The values in this column are based on the $37.07 closing price of our common stock on the last trading day of 2023. Vesting of the outstanding equity awards is based on the continued employment of the applicable executive through the scheduled vesting date of the shares, as detailed in the following footnotes. In addition, vesting of the outstanding equity awards will accelerate in the event of an executive’s termination of employment without cause or for good reason prior to the applicable vesting dates.
(2)Restricted shares held by Mr. O’Grady, scheduled to vest as follows: (i) 50,811 shares on March 15, 2024, (ii) 20,232 shares on December 29, 2024, (iii) 23,825 shares on March 15, 2025, (iv) 20,232 shares on December 29, 2025, (v) 4,197 shares on March 15, 2026, (vi) 20,232 shares on December 29, 2026, and (vii) 20,232 shares on December 29, 2027.
(3)Restricted shares held by Mr. Dirlam, scheduled to vest as follows: (i) 18,622 shares on March 15, 2024, (ii) 13,488 shares on December 29, 2024, (iii) 10,153 shares on March 15, 2025, (iv) 13,488 shares on December 29, 2025, (v) 1,975 shares on March 15, 2026, (vi) 13,488 shares on December 29, 2026, and (vii) 13,488 shares on December 29, 2027.
(4)Restricted shares held by Mr. Allen, scheduled to vest as follows: (i) 14,366 shares on March 15, 2024, (ii) 10,116 shares on December 29, 2024, (iii) 7,107 shares on March 15, 2025, (iv) 10,116 shares on December 29, 2025, (v) 1,382 shares on March 15, 2026, (vi) 10,116 shares on December 29, 2026, and (vii) 10,116 shares on December 29, 2027.
(5)Restricted shares held by Mr. Evans, scheduled to vest as follows: (i) 12,884 shares on March 15, 2024, (ii) 10,116 shares on December 29, 2024, (iii) 6,835 shares on March 15, 2025, (iv) 10,116 shares on December 29, 2025, (v) 1,111 shares on March 15, 2026, (vi) 10,116 shares on December 29, 2026, and (vii) 10,116 shares on December 29, 2027.
(6)Restricted shares held by Mr. Romslo, scheduled to vest as follows: (i) 18,342 shares on March 15, 2024, (ii) 6,744 shares on December 29, 2024, (iii) 8,664 shares on March 15, 2025, (iv) 6,744 shares on December 29, 2025, (v) 1,303 shares on March 15, 2026, (vi) 6,744 shares on December 29, 2026, and (vii) 6,744 shares on December 29, 2027.
(7)The numbers in this column reflect estimated shares that would be issued in settlement of all outstanding 3-Year TSR Awards and 5-Year Performance Awards, assuming target-level performance under the terms of the awards. The 3-Year TSR Awards are denominated in shares. The 5-Year Performance Awards are denominated in dollars, but for purposes of this column the number of shares has been calculated based on the number of shares that would be issued in settlement of target-level performance based on the closing price of our common stock as of the last trading day of 2023.

2023 Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2023.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Nicholas O’Grady	73,756	$1,967,810
Adam Dirlam	26,863	$716,705
Chad Allen	21,849	$582,931
James Evans	15,274	$407,510
Erik Romslo	28,606	$763,208
______________
(1)Value based on the closing price of our common stock on each applicable vesting date.

Potential Payments upon Termination or Change in Control

Change in Control and Severance Provisions

We have entered into employment agreements and various equity award agreements with each of our named executive officers that contain change in control and severance provisions entitling those individuals to certain payments under specified circumstances. As noted above, the new employment agreements that we entered into in December 2023 eliminated provisions in the prior employment agreements that provided for full accelerated vesting of all service-based and performance-based equity awards in any situation where an executive’s employment is terminated by the company without “cause” or by the executive for “good reason.”

Involuntary Termination in Connection with a Change in Control. The employment agreements contain double-trigger change in control provisions whereby, if the executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (in each case, as defined in the employment agreement, and referred to herein as an “Involuntary Termination”) in connection with a “change in control” (as defined in the employment agreement) or within 18 months after a change in control, then the executive shall be entitled to receive the following payments or benefits (“CIC Severance”): (i) a lump sum payment equal to (a) two times annual base salary, plus (b) one times annual vehicle allowance, plus (c) 12 months of the premium payment to continue the executive’s existing group health and dental coverage calculated under COBRA, plus (d) any earned but unpaid annual bonus with respect to the calendar year ending on or preceding the date of termination of employment (the “Prior Year Bonus”); (ii) a pro rata portion of the annual bonus, if any, that the executive otherwise would have earned for the calendar year that includes the date of termination, based on actual achievement of the applicable performance goals for such year, payable when such bonuses are paid to our similarly situated executives (the “Pro Rata Bonus”); and (iii) immediate vesting, as of the date of termination, of any unvested equity awards in the company held by the executive that vest solely based on continued service (“Service-Based Awards”). For unvested equity awards subject to performance conditions (“Performance-Based Awards”), vesting in this situation is subject to the terms of the applicable award agreements. The 3-Year TSR Awards would be fully accelerated and vested based on the greater of (x) target level performance, or (y) actual performance as of the termination date. The 5-Year Performance Awards would be fully accelerated and vested based on actual performance as of the change in control date (or forfeited if actual performance did not meet the requisite performance targets).

Involuntary Termination (no Change in Control). The employment agreements provide that upon an executive’s Involuntary Termination that does not qualify for CIC Severance, the executive shall be entitled to receive the following payments or benefits (“Non-CIC Severance”): (i) an amount, payable in 24 equal monthly installments following the termination date, equal to (a) two times annual base salary, plus (b) one times annual vehicle allowance, plus (c) 12 months of the premium payment to continue the executive’s existing group health and dental coverage calculated under COBRA, plus (d) the Prior Year Bonus, plus (e) the Pro Rata Bonus; (ii) immediate vesting, as of the date of termination, of any Service-Based Awards granted on or before January 24, 2023; and (iii) immediate vesting, as of the date of termination, of a pro rata portion of any Service-Based Awards granted on or after January 25, 2023, that would have otherwise vested during the 12 month period following the date of termination, with proration determined on an award-by-award basis (and if necessary a vesting tranche-by-tranche basis) based on the portion of the applicable vesting period that executive was employed by the company. For

Performance-Based Awards, vesting in this situation is subject to the terms of the applicable award agreements. Both the 3-Year TSR Awards and 5-Year Performance Awards provide that the award would remain outstanding and the amount earned, if any, would be calculated and paid at the end of the performance period based on actual performance, with a pro rata adjustment to the earned amount based on the portion of the applicable performance period that the executive was employed by the company (e.g. if an executive was employed for half of the performance period, they would receive half of the amount earned based on actual performance for the full performance period). With respect to the 5-Year Performance Awards, the award would be forfeited if the Involuntary Termination occurred before the end of the 24th month of the performance period.

Termination Due to Death or Disability. If an executive’s employment terminates due to death or disability: (i) the employment agreements provide that the executive or executive’s estate is entitled to receive the Prior Year Bonus and the Pro Rata Bonus (in each case, if any), and (ii) the applicable award agreements provide that (a) Service-Based Awards would immediately vest in full as of the date of termination, and (b) Performance-Based Awards would remain outstanding and the amount earned, if any, would be calculated and paid at the end of the performance period based on actual performance, with a pro rata adjustment to the earned amount based on the portion of the applicable performance period that the executive was employed by the company.

Conditions to Severance Benefits. The right of executives to receive the payments and benefits described in the foregoing paragraphs is subject to the terms of the agreements described therein. Under the employment agreements, an executive’s eligibility to receive severance is conditioned upon the executive’s timely execution and non-revocation of a release of claims in favor of the company and continued compliance with the terms of the employment agreement, as applicable, including provision of transition services and compliance with covenants with respect to confidentiality, non-solicitation, non-interference, and non-disparagement. In addition, other than in the case of a resignation for good reason, an executive is subject to a one-year notice period in the event of any termination (unless waived by the company), and payments of base salary during the notice period will reduce any severance otherwise payable pursuant to the employment agreement. Fifty percent (50%) of the cash portion of any Non-CIC Severance that an executive may be entitled to shall otherwise cease as of the date that the executive begins employment, engagement, partnership or other services for any person or entity pursuant to which the executive is entitled to compensation. Under the award agreements governing all Service-Based Awards and Performance-Based Awards granted to executives on or after December 29, 2023, receipt of the benefits thereunder is subject to the executive’s continued compliance with covenants with respect to confidentiality, non-competition, non-solicitation, non-interference, and non-disparagement, which generally extend for at least 18 months following notice of termination.

Estimated Payments to Named Executive Officers

The compensation amounts included in the table below are estimates of the amounts that would have become payable to each named executive officer under the various triggering events described in the foregoing provisions, assuming in each case that the applicable event occurred on the last business day of 2023.

Name and Payments/Benefits	Death or Disability	Involuntary Termination(1)(4)	Involuntary Termination in connection with a Change in Control(5)
Nicholas O’Grady
Cash ($)	1,149,212	2,901,836	2,901,836
Equity Vesting, Service-Based Awards($)(2)	5,922,340	2,584,372	5,922,340
Equity Vesting, Performance-Based Awards($)(3)	3,568,810	868,810	16,106,429
Adam Dirlam
Cash ($)	590,806	1,638,370	1,638,370
Equity Vesting, Service-Based Awards($)(2)	3,139,903	981,651	3,139,903
Equity Vesting, Performance-Based Awards($)(3)	1,690,710	340,710	7,772,131
Chad Allen
Cash ($)	393,871	1,246,029	1,246,029
Equity Vesting, Service-Based Awards($)(2)	2,347,235	736,581	2,347,235
Equity Vesting, Performance-Based Awards($)(3)	1,304,604	179,604	6,163,812
James Evans
Cash ($)	349,354	1,150,930	1,150,930
Equity Vesting, Service-Based Awards($)(2)	2,272,169	683,682	2,272,169
Equity Vesting, Performance-Based Awards($)(3)	1,049,021	149,021	4,947,064
Erik Romslo
Cash ($)	336,614	1,265,264	1,265,264
Equity Vesting, Service-Based Awards($)(2)	2,049,415	944,544	2,049,415
Equity Vesting, Performance-Based Awards($)(3)	1,074,847	174,847	5,024,541
______________
(1)“Involuntary Termination” refers to a termination of employment either by the company without cause or by the employee for good reason.
(2)Equity vesting values are based on the $37.07 closing price of our common stock on the last trading day of 2023.
(3)The amounts in the applicable columns are estimates based on actual performance through December 31, 2023, which reflected maximum level performance under all Performance-Based Awards. Specifically, our compound annualized TSR was above the 16% maximum goal; our relative TSR percentile vs. our peer group was above the 75th percentile; and our compound equity value growth rate calculated in accordance with the 5-Year Performance Awards was above the 16.8% maximum goal. Actual achievement under each of our Performance-Based Awards is primarily dependent on our stock price performance over the applicable three- or five-year performance period. Although our company’s performance exceeded the maximum goals measured as of December 31, 2023, there is no assurance that this level of performance will continue over the full performance period.
(4)For a termination due to death or disability, or an Involuntary Termination that is not in connection with a change in control, Performance-Based Awards would remain outstanding and the amount earned, if any, would be calculated and paid at the end of the performance period based on actual performance, with a pro rata adjustment to the earned amount based on the portion of the applicable performance period that the executive was employed by the company; provided, however, that the 5-Year Performance Awards would be forfeited entirely in the case of an Involuntary Termination that occurred before the end of the 24th month of the performance period.
(5)For an Involuntary Termination in connection with a change in control: (i) the 3-Year TSR Awards would be fully accelerated and vested based on the greater of (a) target level performance, or (b) actual performance as of the termination date; and (ii) the 5-Year Performance Awards would be fully accelerated and vested based on actual performance as of the change in control date (or forfeited if actual performance did not meet the requisite performance targets).

CEO Pay Ratio

For 2023, the annual total compensation for our Chief Executive Officer was $10,248,697, as reflected in the Summary Compensation Table appearing above. We estimate that the median employee’s annual total compensation was $239,308 for 2023. This comparison results in a CEO Pay Ratio of 42.8 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K promulgated under the Exchange Act.

As permitted under applicable SEC guidance, to identify a median employee among our employee population workforce (excluding our CEO) for 2023, we used actual W-2 taxable income for the 2023 calendar year as our consistently applied compensation measure for those who were employed on December 31, 2023. Based on that, we selected an individual at the median of our employee population on December 31, 2023. We determined that individual’s annual total compensation for 2023 in the same manner that we used to determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Pay Versus Performance

The following table sets forth certain information with respect to the company’s financial performance and the compensation paid to our named executive officers (or “NEOs”) for our fiscal years ending in 2023, 2022, 2021 and 2020:

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for PEO(1)(2) ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Other NEOs(1)(2) ($)	Average Compensation Actually Paid to Other NEOs(1)(2) ($)	Total Shareholder Return(3) ($)	Peer Group (Industry Index) Total Shareholder Return(3)(4) ($)	Net Income ($ in millions)	Adjusted EBITDA(5) ($ in millions)
2023	10,248,697	10,343,854	4,129,627	4,162,643	171.61	159.64	923.0	1,428.3
2022	2,920,473	4,586,132	1,206,938	1,731,366	136.82	154.15	773.2	1,086.3
2021	2,618,648	3,775,304	1,143,263	1,577,661	88.61	106.04	6.4	543.0
2020	1,392,882	250,343	728,845	425,848	37.44	63.60	(906.0)	351.8
______________
(1)For 2023 and 2022, the principal executive officer, or “PEO,” was Nick O’Grady and the non-PEO NEOs (the “Other NEOs”) were Adam Dirlam, President; Chad Allen, Chief Financial Officer; James Evans, Chief Technical Officer; and Erik Romslo, Chief Legal Officer & Secretary. For 2021 and 2020, the PEO was Nick O’Grady and the Other NEOs were Adam Dirlam, President; Chad Allen, Chief Financial Officer; Mike Kelly, Chief Strategy Officer; and Erik Romslo, Chief Legal Officer & Secretary.
(2)We did not report a change in pension value for any of the years reflected in this table. Therefore, a deduction from the Summary Compensation Table (or “SCT”), total related to pension value is not needed in calculating the Compensation Actually Paid amounts reflected in these columns. A reconciliation of Total Compensation from the SCT to Compensation Actually Paid to our PEO and our Other NEOs (as an average) for 2023 is shown below:

	2023
Adjustments	PEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	10,248,697	4,129,627
Adjustments for stock and option awards:
(Subtraction): SCT amounts	(8,115,550)	(3,189,433)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	8,043,504	3,164,673
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	324,306	102,635
Addition: Vesting date fair value of awards granted and vesting during such year	138,958	47,764
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(296,063)	(92,622)
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—
Compensation Actually Paid (as calculated)	10,343,854	4,162,643

(3)Total shareholder return as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table.
(4)Our peer group used for this TSR calculation is the SPDR S&P Oil & Gas Exploration & Production ETF (the “XOP”), which is the industry index as disclosed in our 2023 Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. In 2022, the industry index we used for these purposes was the NYSE Arca Oil Index (the “Arca Index”). We made the change to the XOP because we believe it is a more appropriate index for comparison. For purposes of comparison, the values in this column had we continued to use the Arca Index would have been as follows: 2020 - 69.00; 2021 - 89.50; 2022 - 125.98; 2023 - 138.11.
(5)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link Compensation Actually Paid to our NEOs for 2023 to our company’s performance, is our Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) non-cash stock based compensation expense, (v) (gain) loss on the extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction expense, (viii) (gain) loss on unsettled interest rate derivatives, and (ix)(gain) loss on unsettled commodity derivatives. See Appendix B for additional information on our Adjusted EBITDA calculation.

Relationship between Pay and Performance

The graphs shown below present a comparison of Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our Other NEOs set forth in the Pay Versus Performance table above, as compared against the following performance measures: (i) our TSR and industry index TSR; (ii) our net income; and (iii) our Adjusted EBITDA.

_____________
(1)Total shareholder return in the above chart, in the case of both the company and the industry index, reflects the cumulative return of $100 as if invested on December 31, 2019, including reinvestment of any dividends.

We believe the Compensation Actually Paid in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance,” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement under our short- and long-term incentive plans.

Tabular List of Important Financial Performance Measures

The following table lists our most important financial performance measures used by us to link Compensation Actually Paid to the NEOs for fiscal year 2023 to our performance for fiscal year 2023. The performance measures included in this table are not ranked by relative importance.

Adjusted EBITDA
Absolute TSR
Relative TSR Percentile vs. Peer Group
Return on Capital Employed

Non-Employee Director Compensation

Director compensation elements are designed to:

•Ensure alignment with long-term stockholder interests;
•Ensure we can attract and retain outstanding director candidates;
•Recognize the substantial time commitments necessary to oversee the affairs of our company; and
•Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Compensation Committee each year, and resulting recommendations are presented to the full Board for approval.  Non-employee directors generally receive compensation consisting of both cash and equity.  A significant portion of director compensation is paid in equity to align director compensation with the long-term interests of stockholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director.

The 2023 compensation program approved by the Board for our non-employee directors is summarized as follows:

	Stock Compensation	Cash Compensation
Board Retainer:
Non-Executive Chairperson	$540,000	$180,000
All Other Directors	$150,000	$85,000
Committee Fees:
Audit Committee Chairperson	$—	$25,000
Audit Committee Member	$—	$12,500
Compensation Committee Chairperson	$—	$20,000
Compensation Committee Member	$—	$7,500
Governance, Nominating and ESG Committee Chairperson	$—	$15,000
Governance, Nominating and ESG Committee Member	$—	$5,000
Acquisition Committee Chairperson/Member	$—	$30,000
Executive Committee Chairperson/Member	$—	$50,000

In addition to the foregoing, the 2023 director compensation program also contemplated the potential for additional amounts that could be paid to directors whose time commitment was in excess of anticipated levels. In January 2024, the Board determined that Mr. Lasher and Ms. Pomerantz should each receive an additional $75,000 stock award, based on an estimated 60 hours of additional time in excess of anticipated levels, at $1,250 per hour. The additional time was primarily related to work on behalf of the Executive Committee and the Compensation Committee. These stock awards were granted in January 2024, and therefore are not reflected in the table below summarizing the compensation paid to our directors for 2023 (but will be included in the table for 2024).

The 2023 compensation for our non-executive chairperson, Mr. Akradi, consisted of $540,000 worth of our common stock and $180,000 in cash, with no additional compensation for service on Board committees. Mr. Akradi has played a critical role in our company’s restructuring and turnaround since 2017. His involvement, which has included contributions of significant time, leadership and expertise, has been instrumental to the development and execution of the overall strategy that has driven the company’s success. The Compensation Committee discussed Mr. Akradi’s compensation with its compensation consultant and, based on a competitive assessment of director pay, we understand that his pay is above market. However, we believe that his contributions and activity on our Board have significantly exceeded that of a traditional non-executive chairperson. Therefore, the Board has determined that his compensation is appropriate in order to reward him for his efforts and the company’s success, and to incentivize him to remain in this role.

The 2023 equity compensation paid to directors was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date. These dates were as follows: March 31, 2023; June 30, 2023; September 29, 2023; and December 29, 2023.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Bahram Akradi	180,000	540,000	720,000
Lisa Bromiley	97,500	150,000	247,500
Roy Easley	115,000	150,000	265,000
Michael Frantz	170,000	150,000	320,000
William Kimble	110,000	150,000	260,000
Jack King	90,000	150,000	240,000
Stuart Lasher	197,500	150,000	347,500
Jennifer Pomerantz	187,500	150,000	337,500
______________
(1)The 2023 equity compensation was issued in quarterly installments of fully vested shares of our common stock, with the number of shares in each installment calculated based on the closing price of our common stock on such date, rounded to the nearest full share. The grant date fair value of each such quarterly equity award is set forth in the following table:

Director	3-31-2023	6-30-2023	9-30-2023	12-30-2023
Bahram Akradi	135,000	135,000	135,000	135,000
All Other Directors	37,500	37,500	37,500	37,500

(2)As of December 31, 2023, no directors held any unvested shares of common stock.
(3)As of December 31, 2023, no directors held any stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Employee Matters

Adam Dirlam has been employed by our company since 2009, serving as our President since December 2021 and in other executive officer roles since June 2018. Katie Jackson, who is Mr. Dirlam’s spouse, has been employed by our company since 2011, currently in the role of Vice President of Business Development. During 2023, Ms. Jackson received $295,000 of total cash compensation and $154,592 worth of vesting on existing equity awards in connection with her employment.

Related Person Transaction Review Policy

Our Board of Directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our Audit Committee to review and approve, ratify or disapprove of any proposed related person transaction. In reviewing a transaction, our Audit Committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our Audit Committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company. It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our Compensation Committee, (2) transactions available to all of our employees or stockholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

All of the transactions described above under “Transactions with Related Persons” were approved by our Audit Committee under our related person transaction policy.

FORM 10-K

A copy of our Annual Report, has been made available concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report, or any exhibit thereto, as filed with the SEC, to any stockholder without charge, upon written request to Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Erik Romslo, Corporate Secretary.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain stockholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each stockholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

STOCKHOLDER PROPOSALS FOR
2025 ANNUAL MEETING

Stockholder Proposals to be Included in Proxy Statement for 2025 Annual Meeting

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal (a “Rule 14a-8 Proposal”) to be considered for inclusion in our proxy materials and for presentation at the 2025 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices (located at Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343) no later than December 13, 2024. The company suggests that any such proposal be sent by certified mail, return receipt requested. Such proposals must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Director Nominations and Stockholder Proposals for Presentation at the 2025 Annual Meeting

Stockholders who wish to nominate one or more individuals to serve as directors or to bring a proposal of business before the 2025 Annual Meeting of Stockholders (other than a Rule 14a-8 Proposal), must be a stockholder of record and must notify in writing our Secretary and provide the information required by Section 11(a)(iii) of our bylaws. The notice must be delivered to, or mailed and received at, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Secretary, not later than the close of business on February 21, 2025 and not earlier than the close of business on January 23, 2025. However, if the date of our 2025 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 23, 2025, then such notice must be delivered to, or mailed and received at, Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343, Attention: Secretary, not earlier than the close of business on the 120th calendar day prior to the date of the 2025 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2025 Annual Meeting of Stockholders or the tenth day following the day on which the public announcement (as defined in our bylaws) of the date of the 2025 Annual Meeting of Stockholders is first made. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our bylaws.

In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices (located at Northern Oil and Gas, Inc., 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343) no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. If the date of the 2025 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. Accordingly, for the 2025 Annual Meeting of Stockholders, we must receive such notice no later than March 24, 2025.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors,

Bahram Akradi Chairperson of the Board of Directors

APPENDIX A

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
NORTHERN OIL AND GAS, INC.

The undersigned, Erik J. Romslo, Chief Legal Officer and Secretary of Northern Oil and Gas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Northern Oil and Gas, Inc.

SECOND: This Amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation has duly adopted resolutions setting forth and declaring advisable this Amendment and, at the meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment, the votes cast for the Amendment exceeded the votes cast against the Amendment.
THIRD: The Certificate of Incorporation is hereby amended by amending and restating Section 1 of Article Four to be and read as follows:

“Section 1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 275,000,000 shares, consisting of:

(a)5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b)270,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”

IN WITNESS WHEREOF, the undersigned has executed this amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this amendment is the act and deed of the Corporation and that the facts stated herein are true as of this ___ day of __________, 2024.

NORTHERN OIL AND GAS, INC.

By:
Name:
Title:

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2020	2021	2022	2023
Net Income (Loss)	$(906,041)	$6,361	$773,237	$922,969
Add:
Interest Expense	58,503	59,020	80,331	135,664
Income Tax Provision (Benefit)	(166)	233	3,101	77,773
Depreciation, Depletion, Amortization and Accretion	162,120	140,828	251,272	486,024
Non-Cash Stock-Based Compensation	4,119	3,621	5,656	5,660
Write-off of Debt Issuance Costs	1,543	—	—	—
Gain (Loss) on the Extinguishment of Debt	3,718	13,087	(810)	(659)
Contingent Consideration Gain (Loss)	169	292	(1,859)	(10,107)
Acquisition Transaction Costs	—	8,190	16,593	11,243
(Gain) Loss on Unsettled Interest Rate Derivatives	1,019	1,019	(993)	1,017
Gain on Unsettled Commodity Derivatives	(39,878)	(39,878)	(40,187)	(201,331)
Impairment Expense	1,066,668	—	—	—
Adjusted EBITDA	$351,774	$542,959	$1,086,341	$1,428,254

Adjusted EBITDA (pro forma under 2023 STIP)(1)

(In thousands)	Year Ended December 31, 2023
Adjusted EBITDA	$1,428,254
Pro Forma Adjustments(2)	(104,293)
Adjusted EBITDA, Pro Forma	$1,323,961
_____________

(1)Under the 2023 STIP, Adjusted EBITDA was calculated pursuant to the company’s standard calculation, but with pro forma adjustments to eliminate effect of unbudgeted acquisitions completed after February 2023 (the “Unbudgeted Acquisitions”).
(2)Adjustments for estimated Adjusted EBITDA derived from the Unbudgeted Acquisitions in 2023.

Return on Capital Employed (pro forma under 2023 STIP)(1)

(In thousands)	2023 Actual	Adjustments (Impairment)		Adjustments (Unbudgeted Acquisitions)		2023 Pro Forma
Total Property and Equipment, Net - December 31, 2022	$2,482,926	$1,066,668	(5)	$—		$3,549,594
Total Property and Equipment, Net - December 31, 2023	3,931,563	1,066,668	(5)	(706,704)	(6)	4,291,528
Average Total Property and Equipment, Net for 2023	3,207,245					3,920,561

Total Current Liabilities - December 31, 2022	344,972	—		—		344,972
Total Current Liabilities - December 31, 2023	385,761	—		—		385,761
Average Total Current Liabilities for 2023	365,367					365,367

Capital Employed(2)	2,841,878					3,555,194

Adjusted EBITDA	1,428,254	—		(104,293)	(7)	1,323,961
Less Depreciation, Depletion, Amortization and Accretion	486,024	—		(35,493)	(8)	450,531
Adjusted EBIT(3)	942,230					873,431

Return on Capital Employed(4)	33.2%					24.6%
_____________

(1)Under the 2023 STIP, return on capital employed (“ROCE”) was calculated with pro forma adjustments for (i) impairment expense recorded in 2020 and (ii) the Unbudgeted Acquisitions.
(2)Calculated as (i) average total property and equipment, net for 2023 less (ii) average total current liabilities for 2023.
(3)Calculated as (i) Adjusted EBITDA less (ii) depreciation, depletion, amortization and accretion.
(4)Calculated as (i) Adjusted EBIT divided by (ii) capital employed.
(5)Adjustments for $1,066.7 million of impairment expense recorded in 2020.
(6)Adjustments for $664.7 million in acquisition consideration paid for the Unbudgeted Acquisitions and $42.0 million in estimated development expenditures incurred in 2023 in connection with the Unbudgeted Acquisitions.
(7)Adjustments for estimated Adjusted EBITDA derived from the Unbudgeted Acquisitions in 2023.
(8)Adjustments for estimated depreciation, depletion, amortization and accretion expense derived from the Unbudgeted Acquisitions in 2023.

NORTHERN OIL AND GAS, INC. 4350 Baker Road, Suite 400 Minnetonka, MN 55343
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/NOG2024
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Bahram Akradi	02 Lisa Bromiley	03 Roy Easley		04 Michael Frantz
05 William Kimble	06 Jack King	07 Stuart Lasher		08 Jennifer Pomerantz

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.				☐	☐	☐
3.	To approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $0.001 per share from 135,000,000 to 270,000,000.				☐	☐	☐
4.	To approve, on an advisory basis, the compensation paid to our named executive officers.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

NORTHERN OIL AND GAS, INC. Annual Meeting of Stockholders May 23, 2024, 1:00 PM CDT This proxy is solicited by the Board of Directors
The stockholder(s) hereby revokes all prior proxies and appoint(s) Nicholas O’Grady and Chad Allen, or either of them, as proxies, with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Oil and Gas, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, CDT on May 23, 2024 via live webcast at www.virtualshareholdermeeting.com/NOG2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side